ATLANTIC AMERICAN APPOINTS JOSEPH M. SCHEERER TO BOARD OF DIRECTORS

ATLANTA, Georgia, December 10, 2014 - Atlantic American Corporation (Nasdaq-AAME) today announced that Joseph M. Scheerer had been elected to the Company’s Board of Directors effective December 8, 2014.  Mr. Scheerer is the Principal and Managing Director of Stonybrook Capital based in New York, NY, a merchant banking firm focused on the insurance industry.  Holborn Corporation, one of the largest independent reinsurance brokers in the U.S. is an equity partner with Stonybrook.

Mr. Scheerer has been responsible for numerous investment advisory assignments in the insurance industry including corporate restructurings, debt/equity/mezzanine capital raises and mergers/acquisitions.  He began his career at Wall Street investment banking firms and moved to specialist advisory boutiques affiliated with large reinsurance brokers.  Mr. Scheerer has a Bachelor of Arts in both Economics and International Relations from the University of Pennsylvania.

Commenting on the appointment, Hilton H. Howell, Chairman, president and chief executive officer stated, “We could not be more pleased to welcome Joe to the Board of Directors of Atlantic American Corporation.  He brings a wealth of knowledge and experience in the insurance industry which should be of great benefit to our organization.  His contributions will be meaningful, deep and well appreciated by our entire Board of Directors.”

Atlantic American is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, and property and casualty insurance industries.  Its principal subsidiaries consist of American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company and Bankers Fidelity Assurance Company.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties.  Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation files with the Securities and Exchange Commission.

For further information contact:
John G. Sample, Jr.	Hilton H. Howell, Jr.
Senior Vice President and Chief Financial Officer	Chairman, President & CEO
Atlantic American Corporation	Atlantic American Corporation
404-266-5501	404-266-5505